CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                DUNE ENERGY, INC.

      IT IS HEREBY CERTIFIED THAT:

            FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the "Corporation").

            SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1998.

            THIRD: The Certificate of Incorporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new first paragraph:

                  "FOURTH: The total number of shares of stock which the
            corporation shall have authority to issue is one hundred one million (101,000,000), of which one hundred million (100,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share."

            FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation this 5th day of May, 2004.


                                        By: /s/ Alan Gaines
                                            ------------------------------------
                                        Name: Alan Gaines
                                        Title: Chairman, Chief Executive Officer